Exhibit 2.4

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (herein, together with all Exhibits, “Agreement ") is entered in to as of March 1, 2003 by and between Great American Food Chain, Inc., a Nevada corporation ("Great American") and XtraNet Systems, Inc., a Nevada corporation ("XtraNet").

This Agreement sets forth the terms and conditions upon which Great American will merge with and into XtraNet (the "Merger"), pursuant to an Agreement and Plan of
Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares (other than shares held by shareholders who exercise statutory dissenters' rights) of $.001 par value common stock of Great American ("Great American Common Stock") into 68,203,000 shares of voting $.001 par value common stock of XtraNet ("XtraNet Common Stock").  Additionally, Great American will assume a note payable to William L. Shaw, president of XtraNet for $65,000. Further, the amount of $10,000 in cash minus any expenses paid on behalf of XtraNet by Great American shall be escrowed by Great American for repayment of the notes payable. Great American will have the right of offset to this note payable should any other payables surface. The term of the note will be one year payable quarterly. There will not be any interest attached to this notes payable.

Additionally, XtraNet is the plaintiff in a suit against DCTI. Any monetary proceeds from settlement of the suit will be split 1/3 to William L. Shaw, 1/3 to Ellen M. Shaw, wife of William L. Shaw, who also lent XtraNet monies over $300,000 and the remainder to the XtraNet.

In consideration of the mutual promises and covenants contained herein, Great American and XtraNet agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

"Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally-accepted accounting standards.

"Knowledge" of Great American of or with respect to any matter means that any of the executive officers, directors or senior managers of Great American has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of XtraNet of or with respect to any matter means that any of the executive officers, directors or senior managers of XtraNet has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-ofway, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

"Principal Shareholder" means William L. Shaw, as the beneficial stockholder of 5,157,000 XtraNet common stock.

ARTICLE 2
Merger

Section 2.1 Merger. Subject to the terms and conditions contained in this Agreement, Great American will be merged by statutory merger with and into XtraNet pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the Merger Agreement. In the Merger, the shares of Great American outstanding immediately prior to the effective time of the merger (excluding shares as to which statutory dissenters' rights have been exercise) will be converted into and exchanged for XtraNet Common Stock on a 13.51 for 1 basis.

Additionally, the name of the Surviving Corporation shall be amended to be Great American Food Chain, Inc. and the articles will authorize 25,000,000 preferred shares.

Section 2.3   Mechanics for Closing Merger. At Closing, each party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required to carry out or evidence the terms of this Agreement.

Upon the approval of the respective shareholders, the executed Articles of Merger shall be filed with the Nevada Secretary of State.

Section 2.4 Further Assurances. At or after Closing, Great American, at the request of XtraNet, shall promptly execute and deliver, or cause to be executed and delivered, to XtraNet all such documents and instruments, in form and substance satisfactory to XtraNet, as XtraNet reasonably may request in order to carry out or evidence the terms of this Agreement.

Section 2.5   Payment of Lawsuit Settlement Proceeds. XtraNet is the plaintiff in a suit against DCTI. Any monetary proceeds from settlement of the suit will be split 1/3 to William L. Shaw, 1/3 to Ellen M. Shaw, wife of William L. Shaw, who also lent XtraNet monies over $300,000 and the remainder to the XtraNet. The proceeds allocated to XtraNet shall be solely for the benefit of and paid fully to William L. Shaw and not the surviving entity of this merger agreement unless the surviving entity agrees to the following; (a) The post closing surviving entity shall be entitled to retain the full one/third settlement proceeds if the surviving entity pays for any and all related attorney fees and expenses in proceeding with such lawsuit, and (b) The post closing surviving entity agrees that any and all attorney fees and expenses paid on behalf of such lawsuit shall be on a non-recourse basis. This provides that the surviving entity bears the goforward risk of proceeding with such lawsuit and shall not seek repayment from any and all XtraNet shareholders, including William L. Shaw, of such costs of the lawsuit regardless on its outcome.

Section 2.6 Certain Actions and Prohibitions. The Shareholders and surviving entity and its management agree that the surviving entity shall reverse split, at a rate no greater than 20: 1, the 82,370,870 common shares outstanding immediately after closing. The Shareholders and surviving entity and its management further agree that no additional common shares shall be issued by the post closing surviving entity prior to the consummation of the reverse split and that for a period of eighteen (18) months from the Closing Date they will not further reverse split the outstanding common stock of the surviving entity.

ARTICLE 3
Representations and Warranties of Great American

Great American represents and warrants to XtraNet, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of Great American. Great American is a corporation duly organized, validly existing and in good standing under the state of Nevada and has all requisite corporate power to conduct its activities as such activities are currently conducted.

Section 3.2 Authority. Great American has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Great American have been duly and validly authorized by all necessary action on the part of Great American. This Agreement has been duly and validly executed and delivered by Great American, and is a valid and binding obligation of Great American, enforceable against Great American in accordance with its terms.

Section 3.3 Ownership and Number of Shares of Great American Common Stock. The shareholders set forth on Exhibit 3.3 own the Great American Common Stock shown thereon, beneficially and of record, free and clear of all liens. The Great American Common Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof There are not, and will not be at Closing more than 5,050,000 outstanding common shares.

Section 3.4 Subsidiaries. Great American does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5 Capitalization of Great American. The authorized capital stock of Great American consists of 30,000,000 shares of common stock $.001 par value per share, of which 5,050,000 shares are validly issued and outstanding, fully paid and non-assessable and 10,000,000 shares of preferred stock, $.001 par value per share, of which 0 shares are validly issued and outstanding, fully paid and non-assessable. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Great American to purchase or otherwise acquire any securities of or equity interest in Great American.

Section 3.6 No Conflicts; Required Consents. The execution, delivery and performance by Great American of this Agreement will not: (i) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of Great American; (ii) violate any Legal Requirements; (iii) result in the creation or imposition of any Lien against or upon the Great American Common Stock or any of the assets or properties owned or leased by Great American; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7 Litigation. Other than disclosed in Exhibit 3.7, there is no litigation pending or, to Great American's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Great American or its operations, nor, to Great American's knowledge, is there any basis for any such litigation.

Section 3.8 Compliance with Applicable Legal Requirements. Conduct by Great American of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Great American, proposed to become effective; and Great American has received no notice of any violation by Great American of any Legal Requirements applicable to Great American or its activities as currently conducted; and Great American knows of no basis for the allegation of any such violation.

Section 3.9 Financial Statements. Great American has delivered to XtraNet the unaudited financial statements from inception to December 31, 2002. The financial statements were prepared in accordance with GAAP and present fairly the financial position of Great American as of the date indicated.

Section 3.10 Liabilities. Great American has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Great American since the date of the balance sheet.

Section 3.11 Tax Returns and Payments. Great American has filed all federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. Great American has not received any notice of, nor does Great American have any knowledge of, any deficiency or assessment or proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to Great American, and there are no outstanding agreements or waivers by or with respect to Great American that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 3.12 Absence of Certain Changes or Events. Since the date of the financial statements there has not occurred:

(a) any material and adverse change in the financial condition or operations of Great American;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Great American;

(c) the creation or attachment of any Lien against the capital stock of Great
American;
(d) any waiver, release, discharge, transfer, or cancellation by Great American of any rights or claims of material value;

( e) any issuance by Great American of any securities, or any merger or consolidation of Great American with any other Person, or any acquisition by Great American of the business of any other Person;

(f) any incurrence, assumption or guarantee by Great American of any indebtedness or liability;

(g) any declaration, setting aside or payment by Great American of any dividends on, or any other distribution with respect to, any capital stock of Great American or any repurchase, redemption, or other acquisition of any capital stock of Great American;

(h) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Great American, except in the ordinary course of the administration of Great American, or (B) any increase in the compensation payable or to become payable to any employee of Great American; or.

(i) the entry by Great American into any Contract to do any of the foregoing.

Section 3.13 Material Great American Contracts. As of the date of this Plan of Reorganization, Great American does not have except as discussed in Exhibit 3.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations of Great American, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Great American; (ii) joint venture or partnership Contracts between Great American and any other person; (iii) Contracts limiting Great American to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which Great American is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Great American exceeding $50,000 in any twelve-month period (collectively herein as the "Material Great American Contract"). Great American has delivered to XtraNet true and complete copies of each of the Material Great American Contracts, including any amendments thereto (or, in the case of oral Material Great American Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Great American, and Great American has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder); (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Great American, or any combination thereof) by Great American, nor, to the knowledge of Great American, has there' occurred any default (without regard to lapse of time, the giving of notice, or the election of Great American, or any combination thereof) by any other person, under any of the Material Great American Contracts; and (iii) neither Great American nor, to the knowledge of Great American, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Great American Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14 Real Property. As of the date of this Agreement and Plan of Reorganization, Great American does not own any real property.

Section 3.15 Books and Records. All of the books, records and accounts of Great American are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements, Great American has previously delivered to XtraNet the complete stock record book of Great American and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Great American since the date of its incorporation.

Section 3.16 Certain Interests. None of Great American or its officers, directors, or holders of 10% or more of Great American Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person that is a competitor, supplier or customer of Great American.

Section 3.17 Bank Accounts. Exhibit 3.17 sets forth all bank accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Great American and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18 Changes in Circumstances. Great American has no knowledge of (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Great American, or (ii) any Legal Requirement~ currently in effect from which Great American currently is, or any currently proposed Legal Requirements from which Great American would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to XtraNet following closing.

Section 3.19 Accuracy of Information. None of the written information and documents which have been or will be furnished by Great American or any representatives of Great American to XtraNet or any of the representatives of XtraNet in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Great American, Great American has disclosed to XtraNet as the purchaser of Great American common Stock all material information relating to Great American and its activities as currently conducted.

Section 3.20 Investment. Great American is acquiring XtraNet Common Stock for investment purposes, and not with a view to distribution or resale thereof in violation of applicable securities Legal Requirements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF XTRANET

XtraNet represents and warrants to Great American, as of the date of this Agreement and as of Closing, as follows:

Section 4.1 Organization and Qualification of XtraNet. XtraNet is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. XtraNet is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2 Authority. XtraNet has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by XtraNet have been duly and validly authorized by all necessary action on the part of XtraNet. This Agreement has been duly and validly executed and delivered by XtraNet, and is the valid and binding obligation of XtraNet, enforceable against XtraNet in accordance with its terms.

Section 4.3 Capitalization of XtraNet. The authorized capital stock of XtraNet consists of 100,000,000 authorized shares of common stock $.001 par value per share, of which 14,167,870 common shares are validly issued and outstanding, fully paid and nonassessable and no authorized shares of preferred stock. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, XtraNet to purchase or otherwise acquire any securities of or equity interest in XtraNet.

Section 4.4 No Conflicts; Required Consents. The execution, delivery and performance by XtraNet of this Agreement does not and will not: (i) conflict with or violate any provisions of the articles or certificate of incorporation or bylaws of XtraNet; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which XtraNet is a party or by which XtraNet or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5 Validity and Ownership of XtraNet Common Stock. The XtraNet Common Stack received by the shareholders of Great American at Closing will be validly issued and outstanding, fully paid and non-assessable. The XtraNet Common Stack will not be subject to nor bound or affected by, any proxies, voting agreements, or other restrictions an the ownership thereof except for provisions of Regulation D, Rule 144 as promulgated by the U.S. Securities and Exchange Commission.

Section 4.6 Subsidiaries. XtraNet does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation other than described in Exhibit 4.6.

Section 4.7 Litigation. Other than disclosed in Exhibit 4.7, there is no litigation pending or, to. XtraNet's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against XtraNet or its operations, nor, to XtraNet's knowledge, is there any basis far any such litigation
.
Section 4.8 Compliance with Applicable Legal Requirements. Conduct by XtraNet of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of XtraNet, proposed to became effective; and XtraNet has received no notice of any violation by XtraNet of any Legal Requirements applicable to. XtraNet or its activities as currently conducted; and XtraNet knows of no basis far the allegation of any such violation
.
Section 4.9 Financial Statements. XtraNet has delivered to Great American the unaudited financial statements of XtraNet as of December 31, 2002.

Section 4.10 Liabilities. XtraNet has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or nondelinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of XtraNet since the date of the balance sheet. At Closing, XtraNet shall have no liabilities or obligations, including state and federal tax liabilities and excluding the note payable to William L. Shaw for $65,000.

Section 4.11 Tax Returns and Payments. XtraNet has filed all federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have became due and payable, whether or not so shown an any such tax returns. XtraNet has not received any notice of, nor does XtraNet have any knowledge of, any deficiency or assessment proposed any knowledge of, any deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no tax audits' pending with respect to XtraNet, and there are no outstanding agreements or waivers by or with respect to XtraNet that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns far any period.

Section 4.12 Absence of Certain Changes or Events. Since the date of the balance sheet there has not occurred:

(a)            any material and adverse change in the financial condition or operations of XtraNet;

(b)           any damage, destruction or loss to or of any of the material assets or properties owned or leased by XtraNet;

(c)           the creation or attachment of any Lien against the Common Stock of XtraNet;

(d)           any waiver, release, discharge, transfer, or cancellation by XtraNet of any rights or claims of material value;

(e)            any issuance by XtraNet of any securities, or any merger or consolidation of XtraNet with any other Person, or any acquisition by XtraNet of the business of any other Person;

(t)           any incurrence, assumption or guarantee by XtraNet of any indebtedness or liability;

(g)           any declaration, setting aside or payment by XtraNet of any dividends on, or any other distribution with respect to, any capital stock of XtraNet or any repurchase, redemption, or other acquisition of any capital stock of XtraNet;

(h)           any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of XtraNet, except in the ordinary course of the administration of XtraNet, or (B) any increase in the compensation payable or to become payable to any employee of XtraNet; or

(i)            the entry by XtraNet into any Contract to do any of the foregoing.

Section 4.13 Material XtraNet Contracts. As of the date of this Plan of Reorganization, XtraNet does not have except as discussed in Exhibit 4.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations extranet, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by XtraNet; (ii) joint venture or partnership Contracts between XtraNet and any other person; (iii) Contracts limiting the Great American or XtraNet to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which XtraNet is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by XtraNet exceeding $50,000 in any twelve-month period (collectively herein as the "Material XtraNet Contract"). XtraNet has delivered to Great American true and complete copies of each of the Material XtraNet Contracts, including any amendments thereto (or, in the case of oral Material XtraNet Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than XtraNet, and XtraNet has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder)~ (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than XtraNet, or any combination thereof) by XtraNet, nor, to the knowledge of XtraNet, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of XtraNet, or any combination thereof) by any other person, under any of the Material XtraNet Contracts~ and (iii) neither XtraNet nor, to the knowledge of XtraNet, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material XtraNet Contracts, and, no waiver has been granted by any of the parties thereto.

Section 4.14 Real Property. As of the date of this Plan of Reorganization, XtraNet does not own any real property.

Section 4.15 Employees. As of the date of this Plan of Reorganization, XtraNet does not have any employees except as disclosed in Exhibit 4.15.

Section 4.16 Books and Records. All of the books, records and accounts of XtraNet are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. XtraNet has previously delivered to Great American the complete stock record book of XtraNet and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of XtraNet since the date of its incorporation.

Section 4.17 Certain Interests. None of XtraNet or its officers, directors, or holders of 10% or more of XtraNet Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any-person which is a competitor, supplier or customer or XtraNet.

Section 4.18 Bank Accounts. Exhibit 4.18 sets forth all bank accounts, brokerage accounts, and safe deposit boxes of any kind maintained by XtraNet and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19 Changes in Circumstances. XtraNet has no knowledge of (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of XtraNet, or (ii) any Legal Requirements currently in effect from which XtraNet currently is, or any currently proposed Legal Requirements from which XtraNet would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to XtraNet following closing.

Section 4.20 Accuracy of Information. None of the written information and documents which have been or will be furnished by XtraNet or any representatives of XtraNet to Great American or any of the representatives of XtraNet in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of XtraNet, XtraNet has disclosed to Great American as the purchaser of XtraNet Common Stock all material information relating to XtraNet and its activities as currently conducted.

ARTICLE 5
Covenants of Great American and XtraNet

Section 5.1 Affirmative Covenants of Great American. Except as XtraNet may otherwise consent in writing, between the date of this Agreement and Closing, Great American shall:

(a)            conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b)           duly comply with all applicable Legal Requirements; (2) perform all of its obligations under all Great American Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c)           give to XtraNet and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of Great American, all of the assets and properties owned or leased by Great American, Great American's books and records, and Great American's personnel; (2) furnish to XtraNet and such representatives all such additional documents (certified by an officer of Great American, if requested), financial information and other information as Great American may from time to time reasonably request; and (3) cause Great American's accountants to permit XtraNet and its accountants to examine the records and working papers pertaining to Great American's financial statements' provided that no investigation by XtraNet or its representatives will affect or limit the scope of any of the representations and warranties of Great American herein or in any Exhibit or other related document;

(d)           use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Great American in order to consummate the transactions contemplated hereby and deliver to XtraNet copies, satisfactory in form and substance to XtraNet, of such approvals and consents;

(e)           promptly deliver to XtraNet true and complete copies of all monthly and quarterly financial statements of Great American and any reports with respect to the activities of Great American which are prepared by or for Great American at any time from the date hereof until Closing; and

(f)           promptly notify XtraNet of any circumstance, event or action, by GreatAmerican or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Great American in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.2 Negative Covenants of Great American. Except as XtraNet may otherwise consent in writing, between the date of this Agreement and Closing, Great American shall not:

(a)           change the character of its business;

(b)           incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c)            incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d)            make any capital expenditure or commitment for capital expenditure exceeding $500,000 for a single project or $1,000,000 for all projects, whether or not in the ordinary course of business;

(e)           modify, terminate, or abrogate any Material Great American Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f)           create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g)           except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h)            issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i)            declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock and

(j)           enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3 Affirmative Covenants of XtraNet. Except as Great American may otherwise consent in writing, between the date of this Agreement and Closing, XtraNet shall:

(a)           conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b)           duly comply with all applicable Legal Requirements; (2) perform all of its obligations under all XtraNet Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c)           give to Great American and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of XtraNet, all of the assets and properties owned or leased by XtraNet, XtraNet's books and records, and XtraNet's personnel; (2) furnish to Great American and such representatives all such additional documents (certified by an officer of XtraNet, if requested), financial information and other information as XtraNet may from time to time reasonably request; and (3) cause XtraNet's accountants to permit Great American and its accountants to examine the records and working papers pertaining to XtraNet's financial statements' provided that no investigation by Great American or its representatives will affect or limit the scope of any of the representations and warranties of XtraNet herein or in any Exhibit or other related document;

(d)            use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by XtraNet in order to consummate the transactions contemplated hereby and deliver to Great American copies, satisfactory in form and substance to Great American, of such approvals and consents;

(e)           promptly deliver to Great American true and complete copies of all monthly and quarterly financial statements of XtraNet and any reports with respect to the activities of XtraNet which are prepared by or for XtraNet at any time from the date hereof until Closing; and

(f)           promptly notify Great American of any circumstance, event or action, by XtraNet or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of XtraNet in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4 Negative Covenants of XtraNet. Except as Great American may otherwise consent in writing, between the date of this Agreement and Closing, XtraNet shall not:

(a)           change the character of its business;

(b)           incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c)           incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d)           make any capital expenditure or commitment for capital expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

(e)           modify, terminate, or abrogate any Material XtraNet Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f)           create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g)           except as otherwise required by this Agreement, prepay any material liabilities or obligations;

 (h)          issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i)            declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

(j)           enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.4 Joint Undertakings. Each of XtraNet and Great American shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.5 Confidentiality.
.
(a) Any non-public information that XtraNet may obtain from Great American in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, XtraNet shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Great American; provided that (i) XtraNet may use and disclose any such information once it has been publicly disclosed (other than by XtraNet in breach of its obligations under this Section) or which rightfully has come into the possession of Great American (other than from Great American), and (ii) to the extent that XtraNet may become compelled by Legal Requirements to disclose any of such information, XtraNet may disclose such information if it shall have used all reasonable efforts, and shall have afforded Great American the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, XtraNet shall use all reasonable efforts to cause to be delivered to Great American, and retain no copies of, any documents, work papers and other materials obtained by XtraNet or on its behalf from Great American, whether so obtained before or after the execution hereof

(b}            Any non-public information that Great American may obtain from XtraNet in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Great American shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of XtraNet; provided that (i) Great American may use and disclose any such information once it has been publicly disclosed (other than by Great American in breach of its obligations under this Section) or which rightfully has come into the possession of Great American (other than from XtraNet), and (ii) to the extent that Great American may become compelled by Legal Requirements to disclose any of such information, Great American may disclose such information if it shall have used all reasonable efforts, and shall have afforded XtraNet the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Great American shall use all reasonable. efforts to cause to be delivered to XtraNet, and retain no copies of, any documents, work papers and other materials obtained by Great American or on its behalf from XtraNet, whether so obtained before or after the execution hereof

Section 5.6 Publicity. XtraNet and Great American shall each consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable legal requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

ARTICLE 6
Conditions Precedent

Section 6.1 Conditions to Great American's Obligations. The obligations of Great American to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a) Accuracy of Representations. The representations of XtraNet in this Agreement or in any Transaction Document shall be true and accurate in -all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b) Performance of Agreements. XtraNet shall have performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)  Receipt of XtraNet Common Stock. XtraNet shall have delivered to
Great American at Closing, certificates representing 68,203,000 shares of XtraNet common stock issued in the names of the current shareholders of Great American on a pro rata basis to their current shareholdings in Great American, Inc.

(d)   Officer's Certificate. Great American shall have received a certificate executed by an executive officer of XtraNet, dated as of Closing, reasonably satisfactory in form and substance to Great American certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

(e) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

(t) Consents. Great American shall have obtained evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals and authorizations required by this Agreement.

(g) Resignation of Officers and Directors. Each of the officers and directors of XtraNet whose resignation Great American shall have requested pursuant to Section 3.6 shall have delivered to Great American written resignations effective as of Closing.

(h) Legal Matters Satisfactory to Great American's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Great American's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2 Conditions to XtraNet’s Obligations. The obligations of XtraNet to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a) Accuracy of Representations. The representations of Great American in this Agreement or in any Transaction Document shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing except as affected by the transactions contemplated hereby.

(b) Performance of Agreements. Great American shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c) Delivery of Monies, Assumption of Liabilities agreement and XtraNet Common Stock. XtraNet shall have delivered at Closing, certificates representing 68,203,000 of XtraNet common stock. At Closing, XtraNet shall have received at Closing, an assumption of liabilities agreement regarding the notes payable due to William Shaw and a cashier's check for $10,000 minus expenses paid on behalf of XtraNet by Great American payable to William Shaw, which check XtraNet shall hold in escrow for the repayment of the notes payable being assumed by Great American.

(d) Officer's Certificate. XtraNet shall have received a certificate executed by an executive officer of Great American, dated as of Closing, reasonably satisfactory in form and substance to XtraNet, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(e) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby or (ii) could have a material adverse effect upon the operations or financial condition of Great American.

(f) Consents. XtraNet shall have received evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals? and authorizations required by this Agreement.

(g) Legal Matters Satisfactory to XtraNet and its Representatives. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by XtraNet's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE 7
Indemnification
Section 7.1 Indemnification by Principal Shareholder. From and after Closing, the Principal Shareholder of XtraNet, who is the beneficial holder of 47.74% of the XtraNet Common Stock indemnifies and holds harmless Great American, its officers and directors, employees, agents and representatives and any person claiming by or through any of them, from and against any and all losses and related expenses arising out of or resulting from:

(a) any representations and warranties of XtraNet in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or

(b) any failure by XtraNet to perform any of its covenants, agreements or
obligations in this Agreement.                                                      .

Section 7.2 Indemnification by XtraNet. From and after Closing, XtraNet shall indemnify and hold harmless Great American, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, from and against any and all losses and related expenses arising out of or resulting from:

(a) any representations and warranties extranet in this Agreement not being true and accurate when made or when required by this Agreement or any Transaction
Document to be true and accurate; or

(b) any failure by XtraNet to perform any of its covenants, agreements or obligations in this Agreement.

(c) all undisclosed liabilities and obligations relating to, or arising out of activities extranet during periods prior to Closing.

From and after Closing, XtraNet shall indemnify and hold harmless Great American, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, from and against any and all claims and causes of action arising out of or resulting from any pre-merger representations and warranties of Great American in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate.

Section 7.3. Indemnification Against Third Party Claims. Promptly after receipt by a person entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion of any claim or the commencement of any Litigation with respect to any matter referred to in .Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor's expense. If the Indemnitor, at the Indemnitee's request, shall assume the defense of any settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such litigation.

Section 7.4. Time and Manner of Certain Claims. The representations and warranties extranet and the Principal Shareholder in this Agreement shall survive Closing; provided, however, that neither XtraNet nor the Principal Shareholder shall have any liability under Sections 7.1 or 7.2, respectively unless a claim is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought within eighteen months (18) after Closing, and such party commences litigation seeking such indemnification within 180 days following the date of such notice.

Section 7.5 Tax Effect. In calculating amounts payable to an Indemnitee hereunder, (i) the amount of the indemnified losses shall be reduced by the amount of any reduction in the Indemnitee's liability for taxes resulting from the facts or occurrence giving rise to the indemnified losses; and (ii) the amount of the indemnified losses shall be grossed up by the amount of any increase in liability for taxes resulting from indemnification with respect thereto.

ARTICLE 8
Termination

Section 8.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time prior to Closing, by the mutual agreement extranet and Great American;

(b) by either XtraNet and Great American, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

( c) by Great American, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Great American; or

(d) by XtraNet, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act  of XtraNet; or

(e) by either XtraNet or Great American upon written notice to the other, if the transactions contemplated by this Agreement are not consummated on or prior to March 31, 2003, for any reason other than material breach or default by such party of its respective representations, warranties, covenants, agreements or other obligations hereunder.

Section 8.2 Effect of Termination. If this Agreement shall be terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.5 and 5.6.

ARTICLE 9
Miscellaneous

Section 9.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver: by XtraNet shall be authorized after the last vote of the stockholders of XtraNet if such waiver shall, in the judgment of the Board of Directors extranet, affect materially and adversely the benefits of the XtraNet stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of XtraNet by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provide that such modification, after the last vote of the stockholders of XtraNet shall not, in the judgment of the Board of Directors of XtraNet, affect material and adversely the benefits of XtraNet's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to .such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 9.2 Finder commissions. XtraNet represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in Exhibit 9.2.

Section 9.3 Notices. Any notice, request; instruction or other document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Great American, addressed to:

Edward E. Sigmond, Jr.
Great American Food Chain, Inc.
P.O. Box 227136
Dallas, TX 75222

With Copies To:
Jody M. Walker Attorney-At-Law
7841 South Garfield Way
Littleton, Colorado 80122

if to XtraNet, addressed to:

William L. Shaw, President
XtraNet Systems, Inc.
5120 West Acoma Road
Reno, Nevada 89511

With Copies To:

William L. Shaw
 P.O. Box 366.
Woodland Hills, CA 91365

Section 9.4 Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either XtraNet or Great American or both, notwithstanding approval of this Agreement by the extranet or the shareholders of Great American or both.

Section 9.5 Entire Agreement. This Agreement and Plan of Merger represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 9.6 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Nevada.

Section 9.7 Counterparts. In order to facilitate the filing and recording of this Merger Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, XtraNet and Great American, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

Great American Food Chain, Inc.

By: /s/ Edward E. Sigmond, Jr.
Name: Edward E. Sigmond, Jr.
Title: President

Attest: /s/ Kevin Johnson
Kevin Johnson, Secretary

XtraNet Systems, Inc.

By: /s/ William L. Shaw
Name: William L. Shaw
Title: President

Attest: /s/ Eric J. Shaw
Eric J. Shaw, Secretary

The undersigned Principal Shareholder extranet by its signature hereby agrees to and affirms its indemnification obligations under Article 7 of this Agreement.

By: /s/ William L. Shaw
Name: William L. Shaw

Title: President

Attest: /s/ Eric J. Johnson
Secretary,